Exhibit 99.1

iRhythm Technologies Announces Fourth Quarter and
Full Year 2023 Financial Results

SAN FRANCISCO, February 22, 2024 (GLOBE NEWSWIRE) -- iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care company focused on creating trusted solutions that detect, predict, and prevent disease, today reported financial results for the three months and full year ended December 31, 2023.

Fourth Quarter 2023 Financial Highlights
•Grew fourth quarter 2023 patient registrations in excess of 22% compared to the fourth quarter 2022
•Revenue of $132.5 million, a 17.7% increase compared to fourth quarter 2022
•Gross margin of 66.0%, a 390 basis point decrease compared to fourth quarter 2022
•Net loss of $38.7 million, an $18.5 million increased loss compared to fourth quarter 2022
•Adjusted EBITDA of $2.4 million, a $1.3 million improvement compared to fourth quarter 2022
•Cash, cash equivalents and marketable securities of $133.8 million at December 31, 2023, a $24.7 million reduction from September 30, 2023

Full Year 2023 Financial Highlights
•Revenue of $492.7 million, a 19.9% increase compared to full year 2022
•Gross margin of 67.3%, a 120 basis point decrease compared to full year 2022
•Net loss of $123.4 million, a $7.3 million increased loss compared to full year 2022
•Adjusted EBITDA of ($4.9) million, reflecting a $6.4 million improvement compared to full year 2022

Recent Operational Highlights
•Second highest quarter of Zio long-term continuous monitoring new account openings in the United States during the fourth quarter and record full year of new account onboarding during 2023
•Zio monitor transition progressing with 67% of long-term continuous monitoring registrations now being for our newest generation ambulatory cardiac monitor
•Upcoming data presentations at the American College of Cardiology's Annual Scientific Session & Expo in Atlanta, GA, from April 6-8, 2024

"This past year was truly transformational for iRhythm as we made significant strides to advance our mission in our core U.S. market while advancing multiple initiatives that set us up for future growth,” said Quentin Blackford, iRhythm’s President and CEO. “We realized 20% revenue growth for the full year, driven by record new account onboarding, balanced volume contributions from multiple channels, and the largest product launch in company history. We've made significant progress towards international expansion efforts with recent EU MDR CE mark approval, completed market evaluation in Switzerland, and ongoing review of our Japanese regulatory submission. Moreover, we are also realizing value from our increased focus on operational discipline, achieving more than 180-basis points of improvement in adjusted EBITDA margin for the full year 2023 compared to 2022 and setting us up for sustainable improvements on our path towards our long-range plan."

"In 2024, we expect to continue bringing our platform technology to as many patients who can benefit through continued commercial execution, product innovation, expansion into new markets, pilots in exciting new business models, and exploration into new adjacent market opportunities. As we continue to bring our Zio services to millions of patients globally and scale the business, we could not be more excited by our unique position in this fast-growing market and our ability to drive value for patients, physicians, health systems, and shareholders," concluded Mr. Blackford.

Fourth Quarter 2023 Financial Results
Revenue for the three months ended December 31, 2023, increased 17.7% to $132.5 million, from $112.6 million during the same period in 2022. The increase was primarily attributable to increases in the volume of Zio Services resulting from increased demand, partially offset by a slight decline in average selling price.

Gross profit for the fourth quarter of 2023 was $87.4 million, up from $78.7 million during the same period in 2022, while gross margins were 66.0% as compared to 69.9% during the same period in 2022. The decrease in gross margin was primarily due to increases in headcount-related costs associated with scaling our clinical operations organization as well as costs related to the commercial launch of Zio monitor.

Exhibit 99.1

Operating expenses for the fourth quarter of 2023 were $126.6 million, compared to $99.4 million for the same period in 2022 and $110.1 million in Q3 2023. Sequentially, the increased spend was driven by an impairment charge totaling $11.1 million, related to a reduction in the capitalized leased asset value of our San Francisco office from continued declining commercial real estate rental market conditions, as well as increases for legal, regulatory, and consulting fees.

Net loss for the fourth quarter of 2023 was $38.7 million, or a diluted loss of $1.26 per share, compared with net loss of $20.2 million, or a diluted loss of $0.67 per share, for the same period in 2022.

Full Year 2023 Financial Results
Revenue for the year ended December 31, 2023, increased 19.9% to $492.7 million, from $410.9 million in 2022. The increase in revenue was primarily due to increased volume of Zio services provided as a result of increased demand.

Gross profit for the year was $331.8 million, up from $281.6 million in 2022, while gross margin was 67.3%, a decline from 68.5% in 2022.

Operating expenses for the year were $457.0 million, an increase of 15.6% compared to 2022. The increase was mainly due to an increase in headcount-related costs to support the advancement of our product development and growth in our business.

Net loss for 2023 was $123.4 million, or a diluted loss of $4.04 per share, compared with net loss of $116.2 million, or a diluted loss of $3.88 per share in 2022.

Cash, cash equivalents and short-term investments were $133.8 million as of December 31, 2023.

2024 Guidance
iRhythm projects revenue for the full year 2024 to grow to approximately $575 million to $585 million. Gross margin for the full year 2024 is expected to range from 68% to 69% and adjusted EBITDA margin for the full year 2024 is expected to range from approximately 3% to 4% of revenues.

Webcast and Conference Call Information
iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT/4:30 p.m. ET. Investors interested in listening to the conference call may do so by accessing the live and archived webcast of the event, which will be available on the investors section of the Company’s website at investors.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company that creates trusted solutions that detect, predict, and prevent disease. Combining wearable biosensors and cloud-based data analytics with powerful proprietary algorithms, iRhythm distills data from millions of heartbeats into clinically actionable information. Through a relentless focus on patient care, iRhythm’s vision is to deliver better data, better insights, and better health for all.

Use of Non-GAAP Financial Measures
We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including adjusted EBITDA, adjusted net loss, adjusted net loss per share and adjusted operating expenses. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. See the schedules attached to this press release for additional information and reconciliations of such non-GAAP financial measures. We have not reconciled our adjusted operating expenses and adjusted EBITDA estimates for full year 2024 because certain items that impact these figures are uncertain or out of our control and cannot be reasonably predicted. Accordingly, a reconciliation of adjusted operating expenses and adjusted EBITDA estimates is not available without unreasonable effort.

Adjusted EBITDA excludes non-cash operating charges for stock-based compensation, depreciation and amortization as well as non-operating items such as interest income, interest expense, impairment and restructuring charges, and business transformation costs.

We exclude the following items from non-GAAP financial measures for adjusted net loss, adjusted net loss per share and adjusted operating expenses:

•impairment and restructuring charges, and
•business transformation costs to scale the organization.

Exhibit 99.1

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance, market opportunity, ability to penetrate the market, anticipated productivity improvements and expectations for growth. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filings made with the Securities and Exchange Commission, including those on the Form 10-K expected to be filed on or about February 22, 2024. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Contact
Stephanie Zhadkevich
(919) 452-5430
investors@irhythmtech.com

Media Contact
Saige Smith
(262) 289-7065
irhythm@highwirepr.com

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Consolidated Balance Sheets
(In thousands, except par value)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$36,173	$78,832
Marketable securities	97,591	134,312
Accounts receivable, net	61,484	49,918
Inventory	13,973	15,155
Prepaid expenses and other current assets	21,591	10,555
Total current assets	230,812	288,772
Property and equipment, net	104,114	75,670
Operating lease right-of-use assets	49,317	60,666
Goodwill	862	862
Other assets	48,039	22,252
Total assets	$433,144	$448,222
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,543	$7,517
Accrued liabilities	83,362	65,497
Deferred revenue	3,306	3,051
Operating lease liabilities, current portion	15,159	13,031
Total current liabilities	107,370	89,096
Debt, noncurrent portion	34,950	34,935
Other noncurrent liabilities	1,012	1,307
Operating lease liabilities, noncurrent portion	79,715	83,072
Total liabilities	223,047	208,410
Stockholders’ equity:
Preferred stock, $0.001 par value – 5,000 shares authorized; none issued and outstanding at December 31, 2023 and 2022	—	—
Common stock, $0.001 par value – 100,000 shares authorized; 30,954 and 30,193 shares issued and outstanding at December 31, 2023 and 2022, respectively	31	28
Additional paid-in capital	855,784	762,380
Accumulated other comprehensive loss	(112)	(396)
Accumulated deficit	(645,606)	(522,200)
Total stockholders’ equity	210,097	239,812
Total liabilities and stockholders’ equity	$433,144	$448,222

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Consolidated Statements of Operations
(In thousands, except per share data)

	(Unaudited) Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue, net	$132,511	$112,617	$492,681	$410,921
Cost of revenue	45,085	33,910	160,875	129,289
Gross profit	87,426	78,707	331,806	281,632
Operating expenses:
Research and development	15,416	12,675	60,244	46,610
Selling, general and administrative	100,114	86,730	385,645	322,198
Impairment and restructuring charges	11,078	—	11,078	26,608
Total operating expenses	126,608	99,405	456,967	395,416
Loss from operations	(39,182)	(20,698)	(125,161)	(113,784)
Interest expense	(941)	(1,013)	(3,650)	(4,138)
Interest and other income, net	1,679	1,586	6,155	2,036
Loss before income taxes	(38,444)	(20,125)	(122,656)	(115,886)
Income tax provision	255	73	750	269
Net loss	$(38,699)	$(20,198)	$(123,406)	$(116,155)
Net loss per common share, basic and diluted	$(1.26)	$(0.67)	$(4.04)	$(3.88)
Weighted-average shares, basic and diluted	30,702	30,151	30,528	29,916

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Adjusted EBITDA reconciliation:
Net loss	$(38,699)	$(20,198)	$(123,406)	$(116,155)
Income tax provision	255	73	750	269
Depreciation and amortization	4,914	3,475	16,348	13,405
Interest expense	941	1,013	3,650	4,138
Interest income	(1,734)	(1,422)	(6,353)	(2,350)
Stock-based compensation	23,846	15,793	77,204	57,740
Impairment and restructuring charges	11,078	—	11,078	26,608
Business transformation costs	1,772	2,335	15,866	5,082
Adjusted EBITDA	$2,373	$1,069	$(4,863)	$(11,263)

Adjusted net loss reconciliation:
Net loss, as reported	$(38,699)	$(20,198)	$(123,406)	$(116,155)
Impairment and restructuring charges	11,078	—	11,078	26,608
Business transformation costs	1,772	2,335	15,866	5,082
Adjusted net loss	$(25,849)	$(17,863)	$(96,462)	$(84,465)

Adjusted net loss per share reconciliation:
Net loss per share, as reported	$(1.26)	$(0.67)	$(4.04)	$(3.88)
Impairment and restructuring charges	0.36	—	0.36	0.89
Business transformation costs	0.06	0.08	0.52	0.17
Adjusted net loss per share	$(0.84)	$(0.59)	$(3.16)	$(2.82)
Weight-average shares, basic and diluted	30,702	30,151	30,528	29,916

Adjusted operating expenses reconciliation:
Operating expenses, as reported	$126,608	$99,405	$456,967	$395,416
Impairment and restructuring charges	(11,078)	—	(11,078)	(26,608)
Business transformation costs	(1,772)	(2,335)	(15,866)	(5,082)
Adjusted operating expenses	$113,758	$97,070	$430,023	$363,726